
                                                          Exhibit 12


                    SOUTH JERSEY INDUSTRIES, INC.
                         Calculation of Ratio
               Fixed Charges (Before Federal Income Tax
                            (In Thousands)



                                     Fiscal Year Ended December 31,
                              1996      1995      1994      1993      1992
                            --------  --------  --------  --------  --------
Net Income *                $18,265   $14,874   $10,209   $14,455   $14,607

Federal Income Taxes, Net    10,155     8,753     5,400     7,282     7,343

Fixed Charges **             20,294    20,344    15,282    14,715    14,836
                            --------  --------  --------  --------  --------

Total Available             $48,714   $43,971   $30,891   $36,452   $36,786
                            ========  ========  ========  ========  ========




Total Available              2.40x     2.16x     2.02x     2.48x     2.48x
---------------
Fixed Charges


 * Net Income before Discontinued Operations and Cumulative Effect of a Change in Accounting Principal.

 ** Includes interest and preferred stock dividend requirements of a subsidiary.
